Exhibit 99.1

AzurRx Provides Update on MS1819 Phase II Trial

Initial patient experience shows no safety issues
MS1819 appears active, as demonstrated by CFA increases >20% at various dosing levels

BROOKLYN, N.Y., April 11, 2017 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ: AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today is providing an update on the ongoing open-label Phase IIa trial of lead candidate MS1819 for the treatment of exocrine pancreatic insufficiency (EPI) associated with chronic pancreatitis (CP). The trial is being conducted in partnership with Mayoly Spindler, a European pharmaceutical company.

Early results indicate that MS1819 exhibits a favorable safety profile, with no moderate or severe adverse events having been reported to date. Additionally, no patients have dropped out of the study once they have qualified to take the active drug. Regarding efficacy, results to date indicate that MS1819 is active, as measured by coefficient of fat absorption (CFA), which is the parameter being measured for the primary efficacy endpoint. There was a favorable dose response of greater than 20% improvement in CFA seen in all patients at either the second or third of the four escalating dosage levels of MS 1819.

These early efficacy and favorable safety results from the ongoing Phase IIa trial confirm data from the previously performed Phase Ib trial of MS1819. The company expects study completion in the third-quarter of 2017.

Thijs Spoor, CEO of AzurRx BioPharma, said “We are extremely encouraged by these early Phase IIa MS1819 data, observing a clear dose-response pattern with clean safety characteristics. We continue to expect MS1819 to show a superior efficacy, safety, and dosing profile relative to the currently marketed pancreatic enzyme replacement therapies (PERT).”

Dr. Richard Stubbs, Managing Director of P3 Research, in Wellington, New Zealand and Clinical Investigator said “Our patient satisfaction is very high in this study as underscored by an expressed interest in joining in further studies of MS1819. Physician response has also been favorable. We are delighted to play a key role in developing products that have significant potential to change patient care.”

MS1819 Phase IIa Trial

AzurRx is currently conducting a Phase IIa trial of MS1819 for the treatment of exocrine pancreatic insufficiency (EPI) associated with chronic pancreatic pancreatitis (CP). The study is being performed at four sites in Australia and New Zealand with a target enrollment of 12-15 patients. In addition to assessing safety, AzurRx is evaluating four escalating dose increments of MS1819, with the aim of elucidating the optimal treatment dose to be taken into subsequent registration trials in EPI patients with chronic pancreatitis (CP) and cystic fibrosis (CF). The primary efficacy endpoint is the change in CFA from baseline and measured at the end of the open label treatment part of the trial (Phase C) on standardized high-fat meals and stool collection for 3 days. AzurRx continues to expect completion of this Phase IIa trial in 3Q17. Information about the trial can be found on the following website:
http://www.anzctr.org.au/TrialSearch.aspx?searchTxt=ms1819&isBasic=True.

About MS1819, a Recombinant Lipase

MS1819, a recombinant lipase derived from the yeast Yarrowia Lipolytica, is in development for the treatment of exocrine pancreatic insufficiency (EPI) associated with chronic pancreatitis (CP) and cystic fibrosis (CF). Early Phase Ib data in EPI patients treated with MS1819 showed a favorable safety profile and encouraging preliminary signals of efficacy.

There are approximately 100,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills. The U.S. market for such EPI porcine replacement therapy pills in 2016 was estimated to be approximately $950 million in the U.S. and $1.5 billion globally according to IMS data and Wall Street estimates.

AzurRx and Laboratoires Mayoly Spindler are party to a joint Research and development agreement and are collaborating on the development of a yeast derived recombinant lipase for the oral treatment of Exocrine pancreatic insufficiency (EPI). Under terms of their partnership agreement, AzurRx has marketing rights for the recombinant Lipase in various geographies, including exclusive rights for North America.

About Laboratoires Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermocosmetics. Mayoly Spindler is headquartered in the Paris area of France, and employs 750 people worldwide.

Mayoly Spindler website address: www.mayoly-spindler.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the development and testing of our drug candidates, the regulatory approval process, our ability to secure additional financing, the protection of our patent and intellectual property, the success of strategic agreements and relationships, and the potential commercialization of any product we may successfully develop.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law. For a discussion of such risks and uncertainties, see “Risk Factors” in AzurRx’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

CONTACT: For more Information:

AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 217
Brooklyn, NY 11226
Phone: 646.699.7855
http://www.azurrx.com info@azurrx.com

Laboratories Mayoly Spindler
6 Avenue de l'Europe
B.P. 51 - 78401
CHATOU Cedex - France
Phone: +33(0)1 34 80 57 00
Fax: + 33(0)1 34 80 41 11
http://www.mayoly-spindler.com contact@mayoly.com